Exhibit 10.57

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Separation Agreement”) is entered into by and between Derrick Meyer (“Executive” or “you”) and Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), and confirms the agreement that has been reached with you in connection with your separation from the Company.

1. Termination of Employment. You agree that your separation shall be effective as of January 10, 2011 (the “Separation Date”), and as of such date (a) you shall cease to be employed in any capacity by, and shall no longer hold any office or position with, any of the Company and each and every subsidiary, parent or other affiliated entity of the Company, and (b) under that certain Employment Agreement dated effective as of July 17, 2008, by and between you and the Company, as amended by that certain Amendment to Employment Agreement entered into as of January 20, 2009, between you and the Company (collectively, the “Employment Agreement”), you experienced a “Covered Termination” (as defined in the Employment Agreement), and subject to the terms and conditions set forth in this Separation Agreement, you are entitled to receive the severance and other benefits specified in Section 5(a) of the Employment Agreement, provided that you first comply with the provisions of said Section 5(a) of the Employment Agreement. As of the Separation Date you shall also resign, and hereby resign, as a member of the Board of Directors of the Company and every committee thereof (as well as of the board of directors or comparable body of every subsidiary, parent or other affiliated entity of the Company and every committee thereof). You further agree to execute promptly upon request by the Company any additional documents requested by the Company to effectuate or further evidence the provisions of this paragraph 1.

2. Separation Pay and Benefits. In consideration of your execution of this Separation Agreement and your compliance with its terms and conditions, the Company agrees to pay or provide you (subject to the terms and conditions set forth in this Separation Agreement) with the benefits described in this paragraph 2.

(a) On the first business day following the six-month anniversary of the Separation Date, the Company shall pay you an aggregate amount equal to $8,550,000.00 (plus interest earned on such amount calculated based on the then applicable short-term Applicable Federal Rate for federal tax purposes) (the “Separation Amount”), less applicable withholdings, in full satisfaction of the Company’s obligations under Section 5(a)(ii) of the Employment Agreement. In the event of your death prior to payment under this paragraph 2(a), such amount shall be paid to your estate on the fifth business day following your date of death.

(b) If you timely elect continued group medical and dental coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse you for the COBRA premium payments for you and your eligible dependents under the Company’s group medical and dental plans for the period of eighteen (18) months following the Separation Date. With respect to life insurance coverage comparable to the life insurance coverage provided to you by the Company as in effect on the Separation Date, you shall pay the full cost of such coverage and the Company will reimburse you for the amount of such cost that is in excess of the then active employee cost for such coverage when provided by the Company to an active employee. In addition, the Company will pay as additional tax withholding remitted to the appropriate taxing authority an amount or amounts (the “Gross-up Amounts”) calculated to pay any income and employment taxes due as a result of such reimbursements by the Company for such COBRA premium payments and cost of life insurance coverage. The Gross-up Amounts shall be calculated by the Company to place you in the same after-tax position as if such reimbursements by the Company were not subject to such taxes. The reimbursements and payments provided for in this paragraph 2(b) are in full satisfaction of the Company’s obligations under Section 5(a)(v) of the Employment Agreement. Any reimbursements that are required under this paragraph 2(b) shall be made on a regular, periodic basis within thirty (30) days after such reimbursable amounts are incurred by you; provided that, before such reimbursement, you have submitted or the Company possesses the applicable and appropriate evidence of such expense(s). Any reimbursements provided during one calendar year will not affect the expenses eligible for reimbursement in any other calendar year (with the exception of applicable lifetime maximums applicable to medical expenses or medical benefits described in Section 105(b) of the Internal Revenue Code of 1986, as amended (the “Code”)), and the right to reimbursement under this paragraph 2(b) shall not be subject to liquidation or exchange for another benefit or payment. Notwithstanding the foregoing, any reimbursements required under this paragraph 2(b) that otherwise would have been paid or provided during the six-month period following the Separation Date shall, during such six-month period, be accumulated and paid in a lump sum to you on the first business day following the six-month anniversary of the Separation Date or, if applicable to your estate, on the fifth business day following your date of death. The Gross-Up Amounts shall be remitted to the appropriate taxing authority at such times as required under applicable law.

(c) On the Separation Date, each of your outstanding options to acquire shares of common stock of the Company that is unvested as of the Separation Date shall become vested and exercisable with respect to 100% of the shares of common stock of the Company subject thereto, any restrictions on such options shall fully lapse, and such options may be exercised by you on or before the earlier of the fifth (5th) anniversary of the Separation Date and the expiration date of such option. Each of your outstanding options to acquire shares of common stock of the Company that is vested and exercisable as of the Separation Date may be exercised by you on or before the earlier of the fifth (5th) anniversary of the Separation Date and the expiration date of such option. Any of the foregoing options that you fail to exercise on or before the earlier of the fifth (5th) anniversary of the Separation Date and the expiration date of such option will expire and be forfeited at such time without consideration. The foregoing provisions of this paragraph 2(c), together with the provisions of paragraph 2(d), are in full satisfaction of the Company’s obligations under Section 5(a)(iv) of the Employment Agreement.

(d) On the Separation Date, each of the outstanding restricted stock units previously granted to you by the Company that is unvested as of the Separation Date shall become vested with respect to 100% of the shares of common stock of the Company subject thereto and any restrictions on such restricted stock units shall fully lapse, and all of such restricted stock units shall be settled within thirty (30) days following the Separation Date, less applicable withholdings, in accordance with the provisions of the Company’s 2004 Equity Incentive Plan, as amended and restated, and the applicable restricted stock unit agreement.

3. Accrued Benefits. You will be entitled to receive (a) your full earned but unpaid base salary accrued through the Separation Date, (b) cash payment for any accrued but unused vacation days, (c) unreimbursed business expenses (in accordance with usual Company policies and practice), to the extent not heretofore paid, (d) vested amounts payable to you under the Company’s 401(k) plan and other retirement, deferred compensation and benefits plans in accordance with the terms of such plans and applicable law, and (e) any other amounts to which you are entitled under and in accordance with the terms of any other compensation plan or practice of the Company on the Separation Date, in each event subject to applicable withholdings. For the avoidance of doubt, you acknowledge and agree that you are not entitled to receive the February 15, 2011, installment of stock options covering 143,750 shares of the common stock of the Company or any annual incentive or performance based cash bonus for the Company’s 2010 fiscal year. The amounts provided for in this paragraph 2(b) are in full satisfaction of the Company’s obligations under Section 5(a)(i) of the Employment Agreement.

4. Financial and Tax Planning. The Company will reimburse you for personal financial planning services up to $4,000.00 for twelve (12) months following the Separation Date. Any such reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense being reimbursed was incurred. The reimbursements provided for in this paragraph 4 are in full satisfaction of the Company’s obligations under Section 5(a)(iii) of the Employment Agreement.

5. Indemnification; Liability Insurance. For nine (9) years following the Separation Date (or such longer period, if any, as may be provided under the Company’s Certificate of Incorporation and Bylaws) (a) you will continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Separation Date, and (b) you shall be covered by the directors’ and officers’ liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those the Company carried as of the Separation Date.

6. No Other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Separation Agreement, (a) you have received all compensation to which you are entitled from the Company, and you are not entitled to any other payments or benefits from the Company, and (b) after the Separation Date, you shall not receive any base salary, annual bonus, other cash compensation, long term incentive award, options, restricted stock, restricted stock units or other equity awards, expense reimbursement, welfare, retirement, perquisite, fringe benefit, or other benefit plan coverage or coverage under any other practice, policy or program as may be in effect from time to time, applying to senior officers or other employees of the Company.

7. Continuing Obligations. You acknowledge and affirm your continuing obligations under the Proprietary Information and Invention Assignment Agreement you signed on November 13, 1995 (the “Confidentiality Agreement”). For the avoidance of doubt, (i) any information relating to the antitrust litigation between the Company and Intel Corporation/Intel Kabushiki Kaisha that was settled in November 2009 or any other antitrust/anti-competitive practice trials, inquiries or proceedings, whether government, private party, criminal or civil, anywhere in the world in which the Company Entities are or were involved in any way during your employment with the Company shall be deemed to be confidential and proprietary information, (ii) you agree to keep confidential and not to disclose or use, either directly or indirectly, such confidential or proprietary information, without the prior written consent of the Board of Directors of the Company, or until the information otherwise becomes public knowledge (other than by acts of Executive or his agents or representatives).

8. Nondisparagement. Each of Company and Executive agree that it or he will not at any time orally or in writing defame or intentionally make, publish or disseminate disparaging remarks that could reasonably be expected to have an adverse impact on the business reputation or prospects of the other party, including any of their respective administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns, except as may be required by judicial or administrative order or legal process.

9. Noncompetition Covenant. Executive agrees that for a period of two (2) years after the Separation Date, without the prior written consent of the Board of Directors of the Company, Executive will not carry on any business or activity (whether directly or indirectly, as a partner, shareholder, principal, agent, director, affiliate, employee or consultant) that is competitive with the business conducted by the Company (as conducted now or during the term of the Employment Agreement), or engage in any other activities that conflict with Executive’s obligations to the Company.

10. Nonsolicitation Covenant. Executive agrees that for a period of two (2) years after the Separation Date, without the prior written consent of the Board of Directors of the Company, Executive will not do any of the following:

(a) Solicit Business. Solicit or influence or attempt to influence any client, customer or other person, either directly or indirectly, to direct his, her or its purchase of the Company’s products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company; and

(b) Solicit Personnel. Solicit or influence or attempt to influence any person employed by the Company or any consultant then retained by the Company to terminate or otherwise cease his employment or consulting relationship with the Company or become an employee of or consultant to any competitor of the Company.

11. Company Property. On or prior to the Separation Date, you shall return to the Company all Company property in your possession or use, including, without limitation, all automobiles, fax machines, printers, cell phones, credit cards, building-access cards and keys, other electronic equipment, and any records, documents, software, e-mails or other data from your personal computers or laptops which are not themselves Company property, however stored, relating to the Company’s confidential information.

12. Failure of Consideration. You acknowledge and agree that your obligations under paragraphs 7, 8, 9, and 10 are material inducements for, and a substantial portion of, the consideration for the Company agreeing to pay and provide you with the benefits described in paragraphs 2 and 4 and that such obligations restate and continue valid, binding and existing obligations under the Employment Agreement. You further acknowledge and agree that the Company would be irreparably injured by a violation by you of paragraphs 7, 8, 9, and/or 10, and that in the event of any breach or threatened breach by you of paragraphs 7, 8, 9, and/or 10, (i) you shall not be entitled to receive the benefits described in paragraphs 2 and 4, and (ii) if, and to the extent, such breach or threatened breach occurs after you have received all or any portion of the benefits described in paragraphs 2 and 4, you agree that the Company will be entitled to enjoin any such breach or threshold breach and you agree to immediately return such benefits to the Company, not as a penalty or forfeiture, and the Company shall, in addition to any other legal and equitable remedies available to it, be entitled to recover such benefits from you not as a penalty or forfeiture, plus attorneys fees and other costs incurred by the Company in obtaining such relief.

13. Cooperation. Prior to and after the Separation Date, you agree that you will reasonably cooperate with the Company, its subsidiaries and affiliates, at any level, and any of their officers, directors, shareholders, or employees: (a) concerning requests for information about the business of the Company or its subsidiaries or affiliates or your involvement and participation therein, (b) in connection with any investigation or review by the Company or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company and (c) with respect to transition and succession matters. Your cooperation shall include, but not be limited to (taking into account your personal and professional obligations, including those to any new employer or entity to which you provide services), being available to meet and speak with officers or employees of the Company and/or the Company’s counsel at reasonable times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by the Company and/or the Company’s counsel to effectuate the foregoing. You shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses which you may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time.

14. Taxes. The parties hereto acknowledge and agree that the form and timing of the Separation Amount and the other payments and benefits to be provided pursuant to this Separation Agreement are intended to comply with one or more exceptions to the requirements of Section 409A of the Code and applicable Treasury Regulations thereunder (“Section 409A”), including the requirement for a six-month suspension on payments to “specified employees” as defined in Section 409A that are not otherwise permitted to be paid within the six-month suspension period. The parties hereto further acknowledge and agree that for purposes of Section 409A you do not have discretion with respect to the timing of the payment of any amounts provided under this Separation Agreement. Notwithstanding any provision of this Separation Agreement to the contrary, the Company, its affiliates, subsidiaries, successors, and each of their respective officers, directors, employees and representatives, neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws or regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any payment or benefits contemplated by this Separation Agreement including, but not limited to, when and to what extent such payments or benefits may be subject to tax, penalties and interest under the Tax Laws.

15. Release.

(a) You agree that, in consideration of this Separation Agreement, you hereby waive, release and forever discharge any and all claims and rights of any kind, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which you ever had, now have or may have against the Company and any of its subsidiaries or affiliated companies, and their respective predecessors in interest, successors and assigns, current and former officers, agents, directors, stockholders, representatives, attorneys, insurers, employees, benefits committees, employee benefit programs and the trustees, administrators, fiduciaries and insurers of such programs, and their respective successors and assigns, heirs, executors and personal and legal representatives, based on any act, event or omission occurring before you execute this Separation Agreement arising out of, during or relating to your employment or services with the Company or the termination of such employment or services, except as provided below. This waiver and release includes, but is not limited to, any claims or rights which could be asserted now or in the future, under: common law, including, but not limited to, breach of express or implied duties, wrongful termination, defamation, or violation of public policy; any policies, practices, or procedures of the Company; any federal, state or local laws, statutes, regulations, rules, ordinances, executive orders or other legal restrictions, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Civil Rights Act of 1866 and 1871, the Americans With Disabilities Act, 42 U.S.C. §12101 et seq., the Employee Retirement Income Security Act (“ERISA”), 29 U.S.C. §1001 et seq. (excluding those rights relating exclusively to employee pension benefits as governed by ERISA), the Family and Medical Leave Act, 29 U.S.C. §2601 et. seq., the Equal Pay Act, the National Labor Relations Act, the Fair Labor Standards Act, the Worker Adjustment and Retraining and Notification Act, the Texas Labor Code, the Texas Payday Law, and the Texas

Commission on Human Rights Act; any contract of employment, express or implied; and any provision of any other law, common or statutory, of the United States, Texas, or any applicable state or local jurisdiction.

Notwithstanding the foregoing, nothing contained in this paragraph 15(a) shall (i) subject to paragraphs 15(b) and 15(c) and the ADEA Release at Exhibit A, impair any rights or potential claims that you may have under the federal Age Discrimination in Employment Act of 1967 (the “ADEA”); (ii) be construed to prohibit you from bringing appropriate proceedings to enforce this Separation Agreement; (iii) subject to the limitations set forth in paragraph 5 herein, affect any rights of defense or indemnification, or to be held harmless, or any coverage under directors’ and officers’ liability insurance or any other insurance or rights or claims of contribution or advancement of expenses that you have; or (iv) affect any rights as a shareholder of the Company that you have.

(b) By signing this Separation Agreement, you represent that you have not and will not in the future commence any action or proceeding arising out of the matters released hereby, and that you will not seek or be entitled to any award of legal or equitable relief in any such action or proceeding that may be commenced on your behalf. This Separation Agreement shall not prevent you from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, you acknowledge and agree that any claims for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be and hereby are barred. The Company has advised you to consult with an attorney of your choosing prior to signing this Separation Agreement. You represent that you understand and agree that you have the right and have been given the opportunity to review this Separation Agreement and the ADEA Release (defined below) with an attorney.

(c) In accordance with the ADEA release contained in Exhibit A hereto (the “ADEA Release”), you shall have twenty-one (21) days from the date of this Separation Agreement to consider the ADEA Release and, once you have signed the ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to the ADEA Release. Any such revocation shall be made in writing so as to be received by the Company prior to the eighth (8th) day following your execution of the ADEA Release. If no such revocation occurs, the ADEA Release shall become effective on the eighth (8th) day following your execution, no earlier than the Separation Date, of the ADEA Release (the “Effective Date”).

16. Enforcement. If any provision of this Separation Agreement is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions shall be enforced to the maximum extent possible. Further, if a court should determine that any portion of this Separation Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found overbroad or unreasonable. In addition, you agree that your willful and knowing failure to return to the Company property that relates to the maintenance of security of the Company Entities and each of their successors and assigns, or your breach or threatened breach of paragraph 7, 8, 9, or 10 of this Separation Agreement, shall entitle the Company to obtain from any court of competent jurisdiction, in addition to any other remedies, a restraining order, injunction or other equitable relief without the necessity of a hearing or posting a bond.

17. No Admission. This Separation Agreement is not intended, and shall not be construed, as an admission that either you or any of the Company, its subsidiaries and affiliates, their respective past and present directors and officers, and their successors and assigns (collectively, the “Company Entities and Persons”) have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

18. Tax Withholding. All payments, benefits and other amounts made or provided pursuant to this Separation Agreement will be subject to withholding of applicable federal, state and local taxes.

19. Successors. This Separation Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

20. Choice of Law. This Separation Agreement shall be construed and enforced in accordance with the laws of the State of Texas without regard to the principles of conflicts of law.

21. Entire Agreement. You acknowledge that this Separation Agreement constitutes the complete understanding between the Company and you regarding its subject matter and supersedes any and all prior written, and prior or contemporaneous oral, agreements, understandings, and discussions, whether written or oral, between you and any of the Company Entities and Persons, including the Employment Agreement; provided, however, that notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. No other promises or agreements shall be binding on the Company unless in writing and signed by both the Company and you after the date of this Separation Agreement.

22. Effective Date. You may accept this Separation Agreement by signing it and returning it to the Company’s General Counsel, Harry Wolin, at Advanced Micro Devices, Inc., 7171 Southwest Pkwy, Austin, Texas 78735, e-mail address: harry.wolin@amd.com. The effective date of this Separation Agreement shall be the date it is signed by both parties, provided that the provisions of paragraph 2 shall not become effective until the Effective Date, as defined in paragraph 15(c). In the event you do not accept this Separation Agreement (including the ADEA Release) as set forth in this paragraph 22, this Separation Agreement, including but not limited to the obligation of the Company hereunder to provide the payments and other benefits described herein, shall be deemed automatically null and void.

23. Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Separation Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Separation Agreement.

24. Counterparts. This Separation Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the date set forth below.

Signatures:	/s/ Derrick R. Meyer		Date:	10-Jan-2011
Derrick Meyer

ADVANCED MICRO DEVICES, INC.

	By:	/s/ Thomas Seifert		Date:	1/28/11
	Name:	Thomas Seifert
	Title:	CFO

EXHIBIT A

WAIVER OF RIGHTS UNDER THE

AGE DISCRIMINATION AND EMPLOYMENT ACT

Derrick Meyer (“Executive” or “you”) knowingly and voluntarily, on behalf of yourself and your agents, attorneys, successors, assigns, heirs and executors, releases and forever discharges Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), and all of its subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, representatives, administrators and fiduciaries (except that in the case of agents, representatives, administrators, attorneys and fiduciaries, only to the extent in any way related to his or her employment with, or the business affairs of the Company) and each of their predecessors, successors and assigns (collectively, the “Releasees”) from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, suits, disputes, judgments, debts, bonds, bills, covenants, contracts, variances, trespasses, executions, damages and liabilities of any nature whatsoever relating in any way to your rights under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), whether known or unknown, suspected or unsuspected, which you or your executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against the Releasees in law or equity, arising on or before the date this ADEA Release (as defined below) is executed by you, and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the “ADEA Release”). This ADEA Release includes, without limitation, any rights or claims relating in any way to your employment relationship with the Company or any of the Releasees, or the termination thereof, arising under the ADEA, including compensatory damages, punitive damages, attorney’s fees, costs, expenses, and any other type of damage or relief. You represent that you have not commenced or joined in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees arising out of or relating any of the matters set forth in this ADEA Release. You further agree that you shall not be entitled to any personal recovery in any claim, charge, action or proceeding whatsoever against the Company or any of the Releasees for any of the matters set forth in this ADEA Release.

The Company has advised you to consult with an attorney of your choosing prior to signing this ADEA Release. You represent that you understand and agree that you have the right and have been given the opportunity to review this ADEA Release with an attorney. You further represent that you understand and agree that the Company is under no obligation to offer you this ADEA Release, and that you are under no obligation to consent to the ADEA Release, and that you have entered into this ADEA Release freely and voluntarily.

You shall have twenty-one (21) days to consider this ADEA Release, and once you have signed this ADEA Release, you shall have seven (7) additional days from the date of execution to revoke your consent to this ADEA Release. Any such revocation shall be made in writing so as to be received by the Company’s General Counsel prior to the eighth (8th) day following your execution of this ADEA Release. If no such revocation occurs, this ADEA Release shall become effective on the eighth (8th) day following your execution of this ADEA Release (the “Effective Date”). In the event that you revoke your consent, this ADEA Release shall be null and void.

IN WITNESS WHEREOF, the Executive has executed this ADEA Release as of the date set forth below.

/s/ Derrick R. Meyer
Derrick Meyer

10-Jan-2011
Date